Consent of Independent Registered Public Accounting Firm

Premier Power Renewable Energy, Inc.
El Dorado Hills, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated June 3, 2008 (September 2, 2008 as to the second paragraph of Note 4 and August 22, 2008, September 1, 2008 and September 9, 2008 as to the first, second and third paragraphs, respectively, of Note 10), relating to the combined financial statements of Premier Power Renewable Energy, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Macias Gini & O’Connell LLP

Sacramento, California

November 6, 2008